Attachment for Sub-Items 77C & 77M


                            CERTIFICATE OF INSPECTOR


         I, the undersigned, being the duly elected Secretary of the Eclipse Core Bond Plus Fund of Eclipse Funds Inc., pursuant to Section 8.1 of the Agreement and Plan of Reorganization, dated as of December 3, 2003, by and between Eclipse Funds Inc. (the "Company"), on behalf of the Eclipse Bond Fund (the "Acquiring Fund") and the Company, on behalf of the Eclipse Core Bond Plus Fund (the "Acquired Fund") (the "Agreement"), certify that:

         The results of the voting on the proposal presented at the Special Meeting of Shareholders on December 3, 2003 were as follows:

PROPOSAL                                           FOR      AGAINST    WITHHELD
--------                                        ---------   -------    --------
To approve an Agreement and Plan of             4,555,513      0           0
Reorganization providing for (i) the
acquisition of all of the assets of the
Eclipse Core Bond Plus Fund, a series
of the Company, by the Eclipse Bond
Fund, a series of the Company, in
exchange for shares of the Bond Fund
and the assumption of all liabilities of the Core Bond Plus Fund by the Bond
Fund and (ii) the subsequent liquidation of the Core Bond Plus Fund.


The proposal received the vote of a majority of the outstanding shares of the Eclipse Core Bond Plus Fund entitled to vote and present in person or by proxy, and the proposal has been duly approved.

         IN WITNESS WHEREOF, the undersigned hereby executes this certificate as of the 26 day of January, 2004.

                                              /s/ Michael Hession
                                ------------------------------------------------
                                By:    Michael Hession
                                Title: Assistant Secretary